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Exhibit 5.B


INTERNAL REVENUE SERVICE                 DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI, OH  45201

Date: Dec 13    , 1995           Employer Identification Number:
                                          38-0549l90
                                  File Folder Number:
                                          385048000
FORD MOTOR COMPANY                Person to Contact:
P.O. Box 1899, THE AMERICAN RD.           LESLIE LEE
DEARBORN, MI  48121-1899          Contact Telephone Number:
                                         (513) 684-3866
                                  Plan Name:
                                          SAVINGS AND STOCK INVESTMENT PLAN
                                          FOR SALARIED EMPLOYEES
                                  Plan Number:  010


Dear Applicant:

        We have made a favorable determination on your plan identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 21, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 402(b).

        This determination is also subject to your soption of the proposed amendments submitted in your letter(s) dated 11/14/95 & 12/4/95. These proposed amendments should also be adopted on or before the date prescribed by the regulations under Code section 401(b).

        This plan satisfies the requirements of Code section
4975(e)(7).

        This plan has been mandatorily disaggregated, permissively aggregated, or restructed to satisfy the nondiscrimination requirements.

        This letter is issued under Rev. Proc 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

        This letter may not be relied upon with respect to whether the plan satisfied the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

        We have sent a copy of this letter to our representative as indicated in the power of attorney.

        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /s/C. Ashley Bullard
                                    C. Ashley Bullard
                                    District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans